Exhibit 16.1

August 22, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of iTAlk Inc.’s Current Report on Form 8-K dated August 22, 2013, and are in agreement with the statements relating only to Seale and Beers, CPA contained therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/S/ Seale and Beers, CPA